EXHIBIT 10.64

April 6, 2005

QAD Inc.
6450 Via Real
Carpinteria, California 93103
Attn: Daniel Lender, Chief Financial Officer

  Re:
  Termination of Loan and Security Agreement between Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation) and QAD Inc. (the "Company"), dated as of September 8, 2000

Gentlemen:

        You have requested that Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation) ("Foothill") provide you with a statement of the total amount necessary to settle the Company's obligations under the above Loan and Security Agreement, as amended (the "Loan Agreement"), which is scheduled to terminate on April 7, 2005 (the "Termination Date"). Except as otherwise defined in this letter, all capitalized terms used in this letter have the meanings assigned to them in the Loan Agreement.

        The following estimated amount of the Company's Obligations, net of any and all credits in the Company's favor, is projected to be due and owing to Foothill as of the Termination Date:

Advances	$44,902.79
Advances Discount	$(21,197.95)
Term Loan	$7,625,000.00
Servicing Fee	$400.00
Unused Line Fee	$1,392.49
Accrued interest	$12,199.78
Clearance or Float Charges	$16.75
Reserve for Lender Expenses	$7,500.00

Total Payoff Amount:	$7,670,213.86

        Interest accrues thereafter at the per diem rate of $2,388.07.

        The above figures include a contingency reserve for estimated Lender Expenses associated with the termination and payoff settlement, including, without limitation, official fees for filing UCC termination statements and attorneys' fees and related costs.

        The Company agrees that the above payoff amount, and any and all amounts that may be added to the Company's Obligations on and after the date of this letter pursuant to the Loan Agreement, shall be paid to Foothill on the Termination Date by wire transfer in immediately available funds using the following wire transfer instructions:

        JPMorgan Chase Bank
        Funds Transfer Services
        4 New York Plaza, 15th Floor
        New York, NY 10004
        Attention: Operations Manager
        ABA# 021000021
        Credit to: Wells Fargo Foothill, Inc.
        Account No. 323-266193
        Re: QAD Inc. Payoff

        Any unused portion of the payoff amount remaining as of 60 days following the Termination Date will be refunded to the Company.

        The payoff amount will remain in effect through the Termination Date, provided that there are no additional borrowings or other Obligations incurred by the Company under the Loan Agreement after the date of this letter.

        The Company hereby confirms and agrees that, as of the Termination Date: (a) the commitments of Foothill to make loans under the Loan Agreement are terminated; (b) the guaranty by Foothill of the Company's obligations to Wells Fargo under the MasterCard Agreement is terminated; and (c) Foothill has no further obligation to make loans to the Company. Notwithstanding termination of the Loan Agreement, all obligations of the Company under the Loan Agreement which by their terms are intended to survive termination shall continue in full force and effect. The Company acknowledges that the payoff amounts referred to above are due and owing pursuant to the provisions of the Loan Agreement and confirms its agreement to the terms and provisions of this letter by returning to Foothill a signed counterpart of this letter.

        Foothill hereby confirms and agrees that upon receipt of the payoff amount referenced above, confirmation of which promptly shall be provided the Company, Foothill hereby authorizes the Company or any of its agents, representatives or designees, to file such termination (or similar) statements as may be required to evidence termination of the security interest(s) granted Foothill by the Company.

Sincerely,
Wells Fargo Foothill, Inc.
By:	/s/ Nichol S Shuart
Name:	Nichol S Shuart
Title:	VP

CONFIRMATION BY COMPANY

        The undersigned hereby confirms its agreement to the terms and provisions of the foregoing letter.

QAD Inc.
By:	/s/ Mark Rasmussen
Name:	Mark Rasmussen
Title:	VP Tax and Treasurer